November 4, 2005

Mr. M. Richard Warner

President

Temple-Inland Inc.

1300 S. Mopac Expressway

Austin, TX 78746

Dear Richard:

I’m writing to memorialize our understanding with respect to your upcoming retirement from Temple-Inland:

1.	Your last day of employment with Temple-Inland will be December 31, 2006 (from now until then, the “Transition Period”) and your retirement will be effective January 1, 2007 (“Retirement Date”).

2.

During the Transition Period, you will continue to perform your current duties and responsibilities and assist with the transition of those duties and responsibilities to other employees designated by Temple-Inland. On January 1, 2006, your role as President shall cease and you shall assume the role of Senior Advisor and work on such projects as Temple-Inland shall determine.

3.

During the Transition Period, you will continue to be paid your current biweekly base salary and you will continue to be eligible to participate in Temple-Inland’s benefit plans subject to the terms and conditions thereof, except as set forth herein.

4.

You will not be eligible for awards under the Temple-Inland Stock Incentive Plan in 2006 and will not be eligible for any bonus or other incentive compensation program (whether cash, stock incentive awards, or otherwise) for service in 2006 (unless Temple-Inland agrees in writing in advance to pay you a mutually agreed upon amount in compensation for special assignments beyond those contemplated under this Agreement).

5.

You will continue to accrue service and earnings credit for retirement purposes under the Temple-Inland Retirement Plan and supplemental executive retirement plans as amended November 4, 2005 (“SERP”) until your Retirement Date. Your benefit under such plans shall be reduced to reflect your age and service at retirement. You will be eligible to enroll in the Temple-Inland Retiree Health and Welfare Plan effective upon your Retirement Date under the usual terms, conditions, and retiree cost set forth under such plan.

6.	By its terms, your Change in Control Agreement will remain in place until your Retirement Date.

7.

Nonqualified stock option awards previously granted to you will vest on your Retirement Date and you will continue to be able to exercise them under the terms of the Stock Incentive Plan Award Agreements for sixty (60) months following your retirement or until the expiration of the applicable options, whichever is earlier.

8.

For purposes of your outstanding restricted shares awards and restricted stock units awards, you will be treated as though you took “Early Retirement with Full Benefits” and all of your restricted shares shall vest in full on January 1, 2007 provided you remain employed through the Transition Period.

9.

For purposes of your outstanding performance stock units awards, you will be treated as though you took “Early Retirement with Full Benefits” and all of your Performance Stock Units shall vest on the normal Vesting Date for the applicable award if and to the extent that the Committee determines that the Company’s Performance Goals have been met (as such terms are defined in the applicable award agreements).

10.

You understand and agree that any compensation considered to be “deferred compensation” under Section 409A of the Internal Revenue Code will be paid in accordance with the Company’s plans and your agreements or elections thereunder, but in no event shall any payment be made earlier than the earliest date allowed under such Code section and any pending or final guidance, notices, rulings, or regulations issued by the Internal Revenue Service or other applicable law with respect thereto. By way of example and not by way of limitation, any payment under a nonqualified pension plan or SERP may be required to be postponed until six months have elapsed from the date of your separation from service.

If this letter correctly sets forth your understanding with Temple-Inland, please sign below to indicate your agreement.

Sincerely,

/S/ Kenneth M. Jastrow, II

Kenneth M. Jastrow, II

Chairman and Chief Executive Officer

AGREED:

_/s/ M. Richard Warner__________ _

M. Richard Warner

_November 4, 2005__________________

Date